Exhibit 99.1

Antero Resources Announces Pricing of $400 Million Offering of Senior Notes

DENVER, CO, July 27, 2011 — Antero Resources announced today the pricing of its private placement of $400 million in aggregate principal amount of its 7.25% senior unsecured notes due 2019, which represents an upsize of $100 million over the initially-announced $300 million aggregate principal amount.  The notes were sold at par to yield 7.25% to maturity.  The offering is expected to close on August 1, 2011, subject to customary closing conditions.

Antero estimates that it will receive net proceeds of approximately $392.8 million, which it intends to use to repay the outstanding borrowings under its senior secured revolving credit facility and for general corporate purposes, including potential acquisitions of additional properties in its core areas.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.